Exhibit 10.2

EXECUTION VERSION

DATED 3 MAY 2011

IGATE CORPORATION AS CHARGOR

AND

WILMINGTON TRUST FSB AS CHARGEE

ACCOUNT SECURITY DEED

THIS DEED is made on 3 May 2011

BETWEEN:

(1)	iGATE Corporation, a corporation incorporated under the laws of the Commonwealth of Pennsylvania (the “Chargor”); and

(2)	Wilmington Trust FSB, not in its individual capacity, but solely in its capacity as trustee for and on behalf of itself and the holders of the Notes under and in relation to an indenture as described more particularly in the Escrow Agreement (as such term is defined below) (the “Chargee”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.1	This Deed is the Account Security Deed referred to in the escrow agreement entered into on or around the date of this Deed between the Chargor, the Chargee and Standard Chartered Bank (the “Escrow Agreement”).

1.2	Capitalised terms in this Agreement shall, except where the context otherwise requires and save where otherwise defined in this Agreement, have the meanings given to them in the Escrow Agreement.

2.	Covenant to pay

The Chargor covenants with the Chargee to pay or discharge all amounts that may be payable by it from time to time under the Indenture and the Notes (the “Secured Liabilities”) in accordance with their respective terms.

3.	Charge

3.1	The Chargor by way of first fixed security for the payment or discharge of the Secured Liabilities hereby charges to and in favour of the Chargee by way of first fixed charge and with full title guarantee all of its right, title and interest in each credit balance (the “Credit Balances”) from time to time standing to the credit of the bank account details of which are set out in Schedule 1 to this Deed (the “Charged Account”) and to the Charged Account (the Credit Balances and the Charged Account, together the “Charged Assets”).

3.2	The Chargor represents and warrants to the Chargee that Schedule 1 to this Deed contains an accurate and complete description of the Charged Account.

3.3	The terms of the documents under which the Secured Liabilities arise and of any side letters relating thereto between the Chargor and any of the entities to which such Secured Liabilities are owed are incorporated herein to the extent required for any purported disposition of the Charged Assets contained in this Deed to be a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

4.	Operation of the Charged Account

4.1	The parties to this Deed acknowledge and agree that the Charged Assets may only be dealt with in accordance with the terms of the Escrow Agreement and, in particular, that payments from the Charged Account may only be made in accordance with the terms of the Escrow Agreement.

4.2	On the date of this Deed, the Chargor shall, by way of entry into the Escrow Agreement, be deemed to notify the Escrow Agent that the Charged Account is charged pursuant to this Deed and of the arrangements under this Deed, and the Escrow Agent shall, by way of entry into the Escrow Agreement, be deemed to acknowledge receipt of the notification and acceptance of the terms thereof.

5.	Chargor representations, Warranties and Undertakings

5.1	The Chargor represents and warrants to the Chargee that:

(a)	the Chargor is duly incorporated with limited liability and validly existing under the laws of the Commonwealth of Pennsylvania and (i) is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified and (ii) is duly qualified to do business in all other jurisdictions where the nature of its business requires it to be so qualified;

(b)	the execution, delivery and performance by the Chargor of this Deed and any other documents to be delivered by it hereunder (i) are within the Chargor’s corporate powers, (ii) have been duly authorised by all necessary corporate action, (iii) do not contravene (A) the Chargor’s articles of incorporation, (B) any law, rule or regulation applicable to the Chargor, (C) any material contractual restriction binding on or affecting the Chargor or its property or (D) any order, writ, judgement, award, injunction or decree binding on or affecting the Chargor or its property, and (iv) do not result in or require the creation of any encumbrance upon or with respect to any of its properties other than with respect to the Charged Account. This Deed has been duly executed and delivered by the Chargor;

(c)	the Chargor will own the Charged Assets free and clear of any liens, pledges, charges, privileges or any other encumbrances, other than the security created herein;

(d)	all information in respect of the Charged Assets set out in this Deed or which shall be subsequently provided to the Chargee pursuant to this Deed is, or as the case may be, shall be materially accurate and complete as at the date provided to the Chargee;

(e)	all Charged Assets owing to it are freely assignable and are capable of being charged hereunder without the consent of any third party and are free and clear of any liens, pledges, charges or any other encumbrances;

(f)	there is no floating charge in existence on the Charged Account nor any mandate with a view to the creation thereof;

(g)	the security created hereby does not violate any contractual or other obligation binding upon the Chargor; and

(h)	this Deed constitutes legally valid and binding obligations of the Chargor, enforceable in accordance with its terms and creates those encumbrances it purports to create.

5.2	The Chargor undertakes to the Chargee that the representations and warranties contained in Clause 5.1 shall at all times remain true and correct until all Secured Liabilities shall have been finally discharged or until the security created hereunder is released in accordance with Clause 7.

5.3	The Chargor hereby undertakes to the Chargee as follows:

(a)	to the extent that information in respect of the Charged Assets is provided to the Chargor by third parties, the Chargor shall provide such information in the same form to the Chargee;

(b)	it shall not dispose of the Charged Assets, shall not create any other pledge, charge or encumbrance, other than the security hereby created, in respect of the Charged Assets (irrespective of whether ranking behind the security created hereby) and shall not permit the existence of any such pledge, charge or encumbrance in respect of the Charged Assets other than the security hereby created;

(c)	it shall cooperate with the Chargee and sign or cause to be signed all such further documents and take all such further actions that may be necessary, or that the Chargee may reasonably request, to perfect and protect the security created hereby whether under English law or under any other law that may be applicable, or to enable the Chargee to exercise and enforce its rights and remedies under this Deed; and

(d)	the Chargor shall not close the Charged Account save as contemplated under the Escrow Agreement.

6.	Scope of the Charge

6.1	The security created hereby shall be a continuing security, shall remain in force until released in accordance with Clause 7, and shall in particular not be discharged by reason of the circumstance that there is at any time no Secured Liability currently owing from the Chargor.

6.2	The security created hereby is in addition to and shall not impair or prejudice the other personal or collateral security that the Chargee now has or in the future will have as security for the Secured Liabilities. The Chargee is entitled at its full discretion to release, reduce, amend or enforce any other encumbrances or guarantees and it may do so without notice to the Chargor and this will not reduce the obligations of the Chargor hereunder in any way.

6.3	The security created hereby shall not be discharged by the entry of any Secured Liabilities into any current account, in which case the security created hereby shall secure any provisional or final balance of such current account up to the amount in which such Secured Liabilities were entered therein.

6.4	The Chargee may at any time without discharging or in any way affecting this Charge:

(a)	grant the Chargor any time or indulgence;

(b)	concur in any moratorium of the Secured Liabilities;

(c)	amend the terms and conditions of the Secured Liabilities;

(d)	abstain from taking or perfecting any other security and discharge any other security; or

(e)	abstain from exercising any right or recourse or from proving or claiming any debt and waive any right or recourse.

7.	Discharge of the Charge

7.1	The Chargee agrees to release the security created hereby upon the release of all of the Escrow Property in accordance with the terms of Clause 5 (Release of Escrow Property) of the Escrow Agreement.

7.2	Following release of the security pursuant to 7.1 above, the Chargee shall cooperate with all reasonable requests from the Chargor in order to promptly remove all registrations and filings in respect of such security (including signing such deeds of release and official forms to effect or record release as may be reasonably requested by the Chargor).

7.3	Any release of the security created hereby shall be null and void without effect if any payment received by the Chargee and applied toward satisfaction of all or part of the Secured Liabilities (a) is avoided or declared invalid as against the creditors of the maker of such payment, or (b) becomes repayable by the Chargee to a third party, or (c) proves not to have been effectively received by the Chargee.

8.	Chargee’s Duties

The Chargee shall not be liable for any acts or omissions including, without limitation, acts or omissions with respect to the Charged Assets, except in case of its gross negligence or wilful misconduct. The Chargee shall be under no obligation to take any steps necessary to preserve any rights in the Charged Assets against any other parties but may do so at its option, and all reasonable expenses incurred in connection therewith shall be for the account of the Chargor and shall be part of the Secured Liabilities.

9.	Enforcement and Use of Proceeds

9.1	The power of sale or other disposal or other powers conferred on the Chargee under this Deed shall operate as a variation and extension of the statutory power of sale and other powers conferred on mortgagees under section 101 of the Law of Property Act 1925 and such powers shall arise on the date of this Deed free from the restrictions imposed by section 103 of the Law of Property Act 1925, which shall apply to the charges created hereunder.

9.2	Upon the acceleration of the maturity of all or part of the Notes (an “Enforcement Event”), the Chargee may (but is not required to) serve a notice on the Chargor and enforce at its discretion the security created hereby as permitted by law and this Deed.

9.3	The Chargor acknowledges the right of the Chargee to enforce the Charge without the need for a prior authorisation from the court, in accordance with the terms of this Deed.

9.4	The Chargee will apply all proceeds of enforcement of the security created hereby to the Secured Liabilities in accordance with the terms of the Indenture and the Notes (and such other applicable ancillary or supplementary transaction documentation as may be entered into by the relevant parties). The right to thus apply the proceeds against the Secured Liabilities shall apply, irrespective of currency denominations of any such proceeds or the amounts standing from time to time to the credit of the Charged Account. The Chargee shall be entitled to use an exchange rate published by any major commercial bank as the exchange rate prevailing for the relevant currency on the date of receipt of the enforcement proceeds.

9.5	The Chargor by way of security irrevocably appoints the Chargee as its attorney to do all acts and things which the Chargor is obliged to do under this Deed but has failed to do and in its name and on its behalf to exercise any right conferred on the Chargee in relation to the Charged Assets under this Deed or by law after such right has become exercisable. The Chargor agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted under this clause 9.5.

9.6	The Chargor shall, at its own expense, do all such acts and things as the Chargee may require to give effect to, maintain, protect, perfect and facilitate the realisation of the security created, or intended to be created, by or pursuant to this Deed.

10.	Expenses

All reasonable and properly documented expenses and duties in connection with this Deed, in particular with regard to the establishment and perfection of the security created hereby and the granting of any release, shall be borne by the Chargor in accordance with the terms of the Escrow Agreement.

11.	Chargee as Trustee

In connection with its execution hereof and in the performance of its obligations hereunder, the Chargee shall be entitled to the rights, benefits, protections, indemnities and immunities afforded it pursuant to the Indenture.

12.	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Deed.

13.	Applicable Law

13.1	This Deed and all non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

Without prejudice to any other mode of service allowed under any relevant law, the Chargor irrevocably appoints CT Corporation of 116 Pine Street, Suite 320, Harrisburg, PA 17101 as its agent for the service of process before the English courts in connection with this Deed.

IN WITNESS WHEREOF the parties to this Deed have executed this Deed on the date specified above with affect from that date.

The Chargor

EXECUTED and DELIVERED as a DEED	)
by iGATE Corporation	)
a company incorporated in	)
the Commonwealth of Pennsylvania, acting by	)
	)	/s/ Sujit Sircar
being a person who, in accordance with the	)
laws of its territory of incorporation,	)
is acting under the	)
authority of the company	)

Witness: /s/ Suesh Nair

Name: Suesh Nair

Address:

The Chargee

EXECUTED and DELIVERED as a DEED	)
by Wilmington Trust FSB	)	/s/ Jane Schweiger
in its capacity as trustee for and on behalf	)
of itself and the holders of the Notes, acting by	)	Jane Schweiger
)
being a person who, in accordance with the	)	Vice President
laws of its territory of organization,	)
is acting under the	)
authority of the savings bank	)

Witness:	/s/ Timothy Moudy

Name:	Timothy Moudy

Address:	50 South Sixth Street, Suite 1290
Minneapolis, MN 55402

SCHEDULE 1

DESCRIPTION OF THE CHARGED ACCOUNT

	Name	Account Number	Location
1.	iGATE CORP ESCROW ACCOUNT		Standard Chartered Bank, London